EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of November 15, 2018 (the “Effective Date”) between Alex Katz (“Employee”) and CURE Pharmaceutical Holding Corp., hereinafter referred to as (“CURE” or the “Company”), who are hereinafter sometimes collectively referred to as “the parties” or singularly as a “party.”

WITNESSETH

WHEREAS, CURE wishes to appoint Employee as the Company’s Chief Financial Officer and desires to memorialize his employment in this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Services. CURE hereby agrees to employ Employee as Chief Financial Officer and Employee hereby accepts such position under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of the Company as may from time to time be established for Employees of similar grade and position. Employee shall report directly to the Board of Directors, with all work being managed by the Chief Executive Officer of CURE.

2. Duties.

(a)	Employee shall serve as the Chief Financial Officer of the Company during the Term (as defined below) of this Agreement. Employee shall carry out all assignments including:

	(i)	financial reporting, including preparation of financial statements, reports and disclosure documents, coordination with any outside accountant or auditor in the preparation of any regulatory disclosure documents, and certifying required Securities and Exchange Commission regulatory filings;

	(ii)	economic strategy and forecasting, including studying, analyzing and reporting on trends and opportunities for expansion and projection of future company growth and acquisitions or research which may involve handling press and public relations;

	(iii)	preparation and analyzing budgets for expansions, future projects, supervising investments and raising funds;

	(iv)	overseeing accounting which includes review and payment of expense reports and all other expenses and monitoring income of the Company and its subsidiaries;

	(v)	such other duties as are usual and typical for an employee of a company in similar positions and for the faithful discharge of such different or additional duties as may be reasonably established by management or the Board of Directors; and

	(vi)	review all communication the Company has with outside parties that may affect any and all existing and future investments and funding to the Company.

(b)

Employee shall, if so requested by the Company, also serve for additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”).

3. Term. The term of the employment shall be for a One (1) year period commencing on the Effective Date (the “Term”), unless sooner terminated by the Company or Employee in accordance with the terms of this Agreement or pursuant to Section 6 below.

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4. Extent of Services. Employee shall devote sufficient time, attention and energy to his duties hereunder and shall use his best efforts to promote the business of CURE and/or its subsidiaries during the Term of this Agreement. Employee may engage in other activities, including serving as a Director of Eventus Consulting, P.C. and serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of Employee’s duties under this Agreement, or inhibit in any material way the business of CURE and/or its subsidiaries. Employee shall perform all duties in a professional, ethical and businesslike manner.

5. Compensation and Benefits. As compensation for his services hereunder, during the Term of the Agreement, CURE agrees:

(a)	To make payments to Employee of Two Thousand Five Hundred Dollars ($2,500) per month as compensation for his employment.

(b)	To pay annual bonuses, if any bonuses are payable during the Term, which shall be determined by the Company, in its sole discretion, in an amount and upon such other performance criteria as shall be fixed by the Board of Directors based upon the performance of Employee and the Company during the same period.

(c)	Employee shall be included in any pension plan in effect as of the date of this Agreement or affected thereafter. Employee’s participation as described in the sentence immediately preceding shall be in relation to Employee’s annual compensation as compared to any other individual’s participation based upon his annual compensation at the time of this Agreement.

(d)	To grant Employee 100,000 stock options with an exercise price equal to the volume-weighted average of the high and low selling prices of the stock for the five trading days beginning with the third day following the 10-Q filing and ending on the seventh day, which shall vest as to one quarter of such at the end of each three-month period during the Term, provided the Employee remains an employee of the Company at the date of such vesting. This option grant shall be an incentive stock option plan under the Internal Revenue code and to the extent this is not possible, CURE agrees to reimburse Employee for any tax liability incurred as a result of this grant. Employee shall be eligible for future stock option and/or restricted stock grants, as may be determined by the Board of Directors of the Company from time-to-time.

(e)	CURE will reimburse Employee for his direct expenses in connection with his duties hereunder including, but not limited to, reasonable travel, entertainment and hotel expenses. Employee shall timely provide such receipts and other documentation of his expenses before any reimbursements will be paid.

6. Termination.

(a)	This Agreement shall be terminated upon the happening of any of the following:

	(i)	at the cessation of CURE’s business activities except as a result of a sale or merger;

	(ii)	upon the mutual consent of the parties hereto;

	(iii)	upon the death of Employee;

	(iv)	the termination of this Agreement for any reason or no reason by the Company upon Thirty (30) days prior written notice to Employee.

	(v)	the termination for any reason or no reason by Employee upon Thirty (30) days written notice to the Company. However, Employee cannot terminate this Agreement during a Restricted Period.

(1)	“Restricted Period” shall mean the Thirty (30) day period immediately preceding the due date of a quarterly regulatory filing and the Sixty (60) day period immediately preceding the due date of an annual regulatory filing. The due date of the regulatory filing shall include any applicable extensions and extend until such quarterly or annual statement is filed.

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(b)	Termination by Company for Cause. “Cause” for the purpose of this Agreement is defined as (i) an intentional act of fraud, embezzlement, theft or any other material violation of law committed by Employee; (ii) damage to Company’s assets; (iii) disclosure of Company’s confidential information; (iv) breach of Employee’s obligations under this Agreement; (v) intentional engagement in any competitive activity which would constitute a breach of Employee’s duty of loyalty or of Employee’s obligations under this Agreement; (vi) breach of any of Company’s policies; (vii) the willful and continued failure to substantially perform Employee’s duties for Company (other than as a result of incapacity due to physical or mental illness); (viii) willful conduct by Employee that is materially injurious to Company, monetarily or otherwise, or (ix) failure to follow any written directives from the Board of Directors.

(c)	If Employee is terminated under Section 6(a)(i)-(iv), Employee shall receive Three (3) months severance. If Employee is terminated under Section 6(a)(v) or 6(b) then Company shall pay Employee any earned but unpaid compensation as of the Date of this Termination within Thirty (30) days of such date. “Date of Termination” shall mean the final date of Employee’s employment, not the date of notice of termination.

(d)	Termination by Employee for Good Reason. “Good Reason” for the purpose of this Agreement is defined as (i) a material diminution in Employee’s authority, duties or responsibilities, (ii) a material reduction in the aggregate compensation provided to Employee, (iii) if Employee is asked to perform any act that is illegal, unethical or immoral or (iv) a material breach of any other material term of this Agreement. Should Employee terminate this agreement pursuant to clause (d)(iii), Employee shall be entitled to a severance payment of $300,000.

7. Covenant not to Compete. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of One (1) year after termination of such Agreement hereunder:

(a)	Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers, suppliers or service providers of CURE during the Term of this Agreement for the purpose of selling to any such customer any product or service which was provided or offered by during the Term of this Agreement hereof.

(b)	Employee will not directly or indirectly, attempt or seek to cause any of the foregoing customers, suppliers or service providers of CURE to refrain from maintaining or acquiring from or through CURE any products or services, or providing any products or services which were provided or offered by or to CURE during the Term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the Parties described above shall constitute activity by Employee for the purposes of this Agreement.

(c)	Employee will not enter into any contract with direct competitors of the Company or work for or consult direct competitors of the Company on topics relating to the Company’s business. The Recipient agrees that he will not engage in, directly or indirectly, and in any capacity whatsoever, or have any financial interest in, any business operation or in any party in competition with the Company.

(d)	Attempt in any manner to persuade any investor or shareholder of the Company to cease investing or reduce any investment in the Company.

8. Non – Disclosure. Employee acknowledges that, in order for Employee to effectively perform his duties hereunder CURE will disclose to Employee certain valuable trade secrets and confidential business information that has been created, discovered or developed by, or that otherwise has become known to CURE as a result of substantial effort, expense and time incurred by CURE or which has been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

(a)	Trade Secrets. Employee hereby acknowledges that certain processes, formulas and mechanisms used by CURE in its operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

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(b)	Insider Trading and Company Policies. Employee acknowledges that the Company is a publicly traded company and agrees not to trade in the securities of the Company while in possession of material undisclosed information, and further agrees not to disclose any such information to any party except as permitted by the Company. Employee agrees to comply with all Company policies on insider trading and all other policies implemented by the Company from time to time.

(c)	Confidential Information.

(i)	Employee hereby agrees that during the Term of this Agreement and for a period of Two (2) years following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information (“Confidential Information”) of CURE, including but not limited to: (1) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (2) patents, trade secrets, techniques, formulas, formulations, components, ingredients, compounds, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (3) information about costs, profits, markets and sales; (4) plans for future development and new product concepts; (5) data relating to studies, clinical trials, results of any studies or trials, regulatory applications, patients, research, development, procedures and treatment plans; (6) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments; and (7) any and all information provided to Recipient regarding the Company or conversations between the Recipient and a representative of the Company.

(ii)	Employee recognizes and acknowledges that:

(1)	The Confidential Information is a valuable, special and unique asset of the Company and that disclosure of any Confidential Information would cause considerable harm to the Company’s operations and/or business reputation; and

(2)	The disclosure of the Confidential Information to any other person or entity outside the Company or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Company.

(iii)	Employee shall not disclose, use or in any way implement the Confidential Information to provide, enable or help others to provide services that are substantially similar to or competitive with any of the Company’s projects, products or services without the written consent of the Company or as otherwise required by law.

(iv)	With respect to all Confidential Information, Employee shall:

(1)	protect and safeguard the Confidential Information against unauthorized use, publication, or disclosure in any manner;

(2)	not use any of Confidential Information except to perform the duties of Chief Financial Officer of the Company as set out in this Agreement;

(3)	not, directly or indirectly, in any way, reveal, reverse engineer, de-compile, disassemble, report, publish, disclose, transfer or otherwise use any of the Confidential Information except as specifically authorized by the Company in accordance with this Agreement; and

(4)	not restrict access to the Confidential Information to the Company’s officers, directors, or employees who need such access for a permitted use.

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9. Property of CURE. Employee agrees that upon termination of this Agreement, he will promptly deliver to CURE all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in this Agreement and all other property of CURE in his possession or control at such time, which was obtained from CURE or complied or produced for CURE during the Term of this Agreement, including, but not limited to: (a) records; data, plans, programs, invoices, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks; (b) log-in and password information for all electronic formats including but not limited to: bank(s), QuickBooks, and payroll company; and (c) letters and customer lists.

10. Non-solicitation of Employees. During the Term of this Agreement and for One (1) year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of CURE.

11. Relations with Third Parties and Representations of the Parties.

(a)	Employee agrees that CURE may make known to others, either during or subsequent to the Term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

(b)	Employee represents and warrants that:

(i)	He is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be retained by CURE because of the nature of this business conducted or proposed to be conducted by CURE or for any other reasons;

(ii)	As both a Director at Eventus Consulting, P.C. and employee of CURE, all decisions and actions taken shall be in the best interest of CURE;

(iii)	No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of CURE nor does the execution and delivery of this Agreement, nor the carrying on of CURE business conflict with any such term, judgment, decrees or order; and

(iv)	Neither he nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which CURE is also a party except this Agreement or any agreement executed hereunder, nor does he or any of his affiliates have any interest in any person or entity with whom CURE does or intends to do business.

(c)	CURE hereby makes the following representations in connection with this Agreement:

(i)	CURE is a corporation duly organized and validly existing by virtue of the laws of the state of its incorporation and is in good standing under the laws thereof.

(ii)	The execution of this Agreement by CURE and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and CURE has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

(iii)	This Agreement has been duly authorized, executed and delivered by CURE and constitutes a valid and legally binding obligation of CURE enforceable in accordance with its terms.

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12. Indemnification. The Company agree to indemnify, hold harmless, and defend the Employee at its own expense, in respect to any action, proceeding, suit, cost expense, claim, or demand whatsoever that is brought by any third party, at law or in equity, in connection with the Employee’s duties for Company. This obligation to indemnify shall include, but not be limited to, any and all costs incurred by Employee, including reasonable attorney’s fees. The Company will not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found to have resulted from Employee’s bad faith or gross negligence. The Company also agrees to cover Employee under any D&O Policy that CURE currently has in place.

13. Remedies, Survival, and Severability.

(a)	CURE and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Sections 4, 7, 8, 9, 10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.

(b)	The covenants, agreements, representations, warranties and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.

(c)	Each of the covenants, agreements and obligations contained in Sections 4, 7, 8, 9, 10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.

(d)	In the enforcement of their rights hereunder, CURE and Employee shall return all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

14. Miscellaneous.

(a)	This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by both parties.

(b)	All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed hereunder shall be governed by the laws of the State of New York, without giving effect to the conflict of law or choice of law provisions thereof. Any dispute, controversy or claim arising out of this Agreement shall be resolved in accordance with the rules of the Arbitration Association of America (“AAA”) applying New York law. Each Party hereby waives its right to seek any remedy or claim for relief in court, including such Party’s right to a jury trial. Notwithstanding the foregoing, any actions commenced under this Agreement shall be venued in either the United States District Court for the Southern District of New York, or in the Supreme Court of New York, New York County.

(c)	Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to CURE Pharmaceutical Holding Corp.:

1620 Beacon Place

Oxnard, CA 93033

If to Employee:

At the address set forth on the signature page.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party pursuant to the terms of this section.

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(d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

(e)	The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

(f)	The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

(g)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company: CURE Pharmaceutical Holding Corp.		Employee:

By:	/s/ Robert Davidson	/s/ Alex Katz
Name:	Robert Davidson	Alex Katz
Title:	Chief Executive Officer
Address:
c/o Eventus Advisory Group, LLC 14201 N. Hayden Road, Suite A-1 Scottsdale, AZ 85260

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